EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Metaldyne Performance Group Inc.:

We consent to the use of our report dated August 22, 2014, except for the effects of the stock split as disclosed in Note 25 to which the date is December 1, 2014, with respect to the consolidated balance sheets of Metaldyne Performance Group Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit), and cash flows for the year ended December 31, 2013 and the period from October 6, 2012 through December 31, 2012, and the related financial statement schedules, included herein and to the reference to our firm under the heading “Experts” in the prospectus. We did not audit the financial statements and financial statement schedules of ASP HHI Holdings, Inc., a wholly owned subsidiary, which financial statements reflect total assets constituting 45% and 46% as of December 31, 2013 and 2012, respectively, and net sales constituting 45% and 91% for the year ended December 31, 2013 and the period from October 6, 2012 through December 31, 2012, respectively, of the related consolidated totals. Those financial statements and financial statement schedules were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for ASP HHI Holdings, Inc., is based solely on the report of the other auditors.

/s/ KPMG LLP

Detroit, Michigan

December 1, 2014